EXHIBIT 10.1

June 29, 2026

Mr. Andrew McLean
c/o Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, WI 53595

Re: Transition and Advisory Services

Dear Andrew:

On behalf of Lands’ End, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your years of service to the Company, during which you have made many meaningful contributions. This letter agreement (this “Letter Agreement”) sets forth the terms of your separation from service with the Company.

1.
Termination Date, Transition and Advisory Periods

Effective as of July 13, 2026 (the “Transition Date”), your service as Chief Executive Officer of the Company, as a member of the Board, as a member of the board of managers of LE Topco, LLC, and in any other positions you may hold with the Company or any of its affiliates (including LE Topco, LLC) shall cease, and you hereby resign from such positions; provided, however, that, during the period from July 13, 2026 until September 11, 2026 (or such earlier date as is determined by the Company, the “Termination Date” and such period, the “Transition Period”), you shall serve as a non-corporate officer employee of the Company. While such resignations are intended to be self-effectuating, you further agree to execute any documentation that the Company determines necessary or appropriate to facilitate such resignation. Any statements relating to your separation from service in any Company-issued press release announcing your separation from service will be substantially consistent with a draft reviewed (and, if you desire, commented on) by you prior to issuance.

During the Transition Period, you shall assist with the transition of your duties as Chief Executive Officer to your successor and with such other matters as may be reasonably requested by the Chief Executive Officer from time to time, provided that (i) such transition services are commensurate with your position as former Chief Executive Officer, (ii) you shall not be required to report to anyone other than your successor Chief Executive Officer or the Board and (iii) any travel required will be mutually agreed upon by you and the Company (and you shall be reimbursed for all reasonable travel expenses). In consideration for such transition services, during the Transition Period you shall continue to (a) receive your annual base salary at the rate in effect as of the date hereof, (b) participate in the health, welfare and retirement plans of the Company and its affiliates in which you currently participate and (c) receive the equity award treatment described in Exhibit B hereto. Effective as of the Termination Date, your employment with the Company and its affiliates shall terminate.

2.
Severance Benefits

In connection with your termination of employment, and in consideration for your service to the Company and its affiliates through the Termination Date and your compliance with the terms of this Letter Agreement, specifically including your execution of a release agreement substantially in the form attached as Exhibit A and your non-revocation of such release agreement prior to its becoming effective and irrevocable within 30 days following the Termination Date (the “Release Requirement”), and your compliance with the restrictive covenants set forth in that certain Executive Severance Agreement, dated as of September 6, 2022, by and between you and the Company (the “Executive Severance Agreement”) or in any other agreement between you and the Company or its affiliates, you shall be eligible for the payments and benefits set forth on Exhibit B (the “Severance Benefits”).

The Severance Benefits shall be in full satisfaction of the obligations of the Company and its affiliates to you under this Letter Agreement, the Executive Severance Agreement, and any other plan, agreement, policy or arrangement of the Company and its affiliates upon your termination of employment (other than any director and officer indemnification rights and any vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived), and in no event shall you be entitled to severance pay or benefits beyond the Severance Benefits.

Nothing in this Letter Agreement shall prohibit the Company from terminating your employment prior to the Termination Date for “Cause” (as defined in the Executive Severance Agreement) or you from voluntarily terminating your employment prior to the Termination Date; provided that, in each such case, you shall be eligible only for the Accrued Accounts (as defined in Exhibit B) (other than, upon a termination for Cause or resignation without Good Reason, the pro rata cash bonus otherwise be payable under the Company’s Annual Incentive Plan for the 2026 fiscal year), and any other vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived and are not otherwise subject to forfeiture upon a voluntary termination without Good Reason. Prior to the termination of your employment for Cause, the Company shall provide you with written notice of the circumstances constituting Cause and shall provide you with ten business days to cure such circumstances (to the extent curable). For the avoidance of doubt, the changes to your role and duties, responsibilities, and authority contemplated by this Letter Agreement and your performance thereof shall not constitute Cause or Good Reason under the Executive Severance Agreement. As of the date hereof, the non-employee members of the Board (for clarity, excluding you) are not aware of any fact or circumstance that would constitute grounds to terminate your employment for Cause.

3.
Restrictive Covenants

You hereby reaffirm and agree to comply with the restrictions and obligations set forth in the Executive Severance Agreement or in any other agreement between you and the Company or its affiliates, which remain in full force and effect while employed and for the periods specified therein, as modified by Section 2 hereof. You further agree that payment of the Severance Benefits shall serve as additional consideration for your compliance with such restrictions and obligations.

4.
Miscellaneous
a.
Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (or received, as applicable) upon the calendar date when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:
i.
If to you, to such person or address which you have furnished to the Company in writing pursuant to the above.
ii.
If to the Company, to the attention of the Company’s General Counsel at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to you in writing pursuant to the above.

b.
Choice of Law; Jurisdiction. Except to the extent superseded or preempted by federal U.S. law, the rights and obligations of the parties and the terms of this Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin, but without regard to the State of Wisconsin’s conflict of laws rules. You and the Company further agree that the state and federal courts in Madison, Wisconsin, shall have exclusive jurisdiction over any claim which in any way arises out of your employment with the Company, including but not limited to any claim seeking to enforce the provisions of this Letter Agreement.
c.
Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company with respect to the termination of your employment and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service.
d.
Amendments. No provision of this Letter Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to you or be deemed a waiver by the Company of any of your obligations hereunder or release you therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.
e.
Successors. This Letter Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Letter Agreement by operation of law, or otherwise.
f.
Invalidity. If any term or provision of this Letter Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Letter Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Letter Agreement shall be valid and be enforced to the fullest extent permitted by law.
g.
Survivability. The provisions of this Letter Agreement that by their terms call for performance subsequent to the termination of either your employment or this Letter Agreement (including the terms of Sections 2 and 3) shall so survive such termination.
h.
Section Headings; Construction. The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Letter Agreement, the term “including” shall mean “including, without limitation” and the term “affiliate” shall mean, with respect to any Person, an entity controlled by, controlling or under common control with such Person.
i.
Taxes. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Severance Benefits shall be paid or provided in accordance with the provisions related to Section 409A of the Internal Revenue Code set forth in the applicable benefit plan or award agreement.

j.
Legal Fees. As soon as practicable following the date hereof, the Company will pay or reimburse you for legal fees incurred in connection with the negotiation of this Letter Agreement, up to a maximum amount of $35,000.
k.
Counterparts. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

Lands’ End, Inc.

By: /s/ Josephine Linden
Name: Josephine Linden
Title: Chair, Board of Directors

Acknowledged and agreed:

/s/ Andrew McLean
Andrew McLean

[Signature Page to Letter Agreement]

Exhibit A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MUST DELIVER A SIGNED COPY TO LANDS’ END, INC. BY NO LATER THAN THE TWENTY-SECOND (22ND ) DAY AFTER YOUR LAST DAY OF WORK TO THE GENERAL COUNSEL, LANDS’ END, INC., 5 LANDS’ END LANE, DODGEVILLE, WISCONSIN 53595. YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO THE GENERAL COUNSEL AT THE ADDRESS SET FORTH ABOVE. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Executive Severance Agreement that I previously entered into with Lands’ End, Inc., dated September 6, 2022 (the “Severance Agreement”), I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Lands’ End, Inc., its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Lands’ End”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with Lands’ End and the termination of my employment. Without limiting the general application of the foregoing, this General Release and Waiver releases, to the fullest extent permitted under law, all contract, tort, defamation, and personal injury claims; all claims based on any legal restriction upon Lands’ End’s right to terminate my employment at will; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (“ERISA”); 29 U.S.C. § 1985; the Civil Rights Reconstruction Era Acts, 42 U.S.C. §§ 1981-1988; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Immigration & Nationality Act, 8 U.S.C. §§ 1101 et seq.; Executive Order 11246 and all regulations thereunder; the Wisconsin Fair Employment Act, Wis. Stat. §§ 111.31-111.395; the Wisconsin Family & Medical Leave Act, Wis. Stat. § 103.10; the Wisconsin Worker’s Compensation Act, Wis. Stat. Ch. 102; and any and all other state, federal or local laws of any kind, whether administrative, regulatory, statutory or decisional.

This General Release and Waiver does not apply to any claims that may arise after the date I sign this General Release and Waiver. Also excluded from this General Release and Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to director and officer indemnification rights and any benefits accrued under benefit plans maintained by Lands’ End and governed by ERISA. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against Lands’ End with any governmental agency or with any court. The release does not cover any rights to indemnification or rights to directors and officers liability insurance coverage, including under Section 12 of the Severance Agreement.

I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against Lands’ End that are related in any way to my employment or termination of employment at Lands’ End, and that involve

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events that have occurred as of the date I sign this General Release and Waiver. If I, without my consent, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Lands’ End.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I agree that any modification of this General Release and Waiver Agreement will not restart the twenty-one (21)-day consideration period.

I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Lands’ End in writing at Lands’ End, Inc., 5 Lands’ End Lane, Dodgeville, Wisconsin 53595. I understand the General Release and Waiver will not be effective until after the seven (7)-day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Lands’ End and that Lands’ End expressly denies any wrongdoing or liability.

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Date:	Signed by:
Witnessed by:

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Exhibit B

SEVERANCE BENEFITS

1.
Accrued Accounts. You shall be entitled to (a) any base salary that is accrued but unpaid, and any vacation that is accrued but unused, as of the Termination Date, which to the extent unpaid shall be paid on the first payroll date following the Termination Date, and (b) a pro rata cash bonus that would otherwise be payable under the Company’s Annual Incentive Plan for the 2026 fiscal year, based on actual results from the 2026 fiscal year, multiplied by the ratio of the number of days employed during such fiscal year to the number of days in the year, and paid in 2027 when bonuses are otherwise paid under the Annual Incentive Plan for the 2026 fiscal year (but in no event later than April 15, 2027).
2.
Severance. For purposes of your Executive Severance Agreement, the termination of your employment on the Termination Date shall be considered a “Qualifying Termination” (as defined in the Executive Severance Agreement), entitling you to the following compensation and benefits, subject to the terms of the Executive Severance Agreement:
a.
Salary Continuation. In respect of the benefits contemplated by Section 2(a)(i) of the Executive Severance Agreement, a monthly cash payment equal to $181,302, which is the sum of your highest monthly base salary rate prior to the Termination Date and one-twelfth of your Annual Bonus (as defined in the Executive Severance Agreement), which shall be paid in installments over the 24-month period following the Termination Date in accordance with the timing set forth in the Executive Severance Agreement.
b.
Health Insurance. In respect of the benefits contemplated by Section 2(a)(ii) of the Executive Severance Agreement, the Company shall provide continuation of health, dental and vision coverage for you, your spouse and your dependents, as applicable, at the applicable active employee rate (which shall be withheld, as applicable, from your Salary Continuation payments) until the end of 24-month period following the Termination Date, on the same terms as they were provided immediately prior to the Termination Date. Any such coverage provided shall not run concurrently with the applicable continuation period in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you become eligible to participate in another medical or dental benefit plan or arrangement through another employer during such period, the Company shall no longer pay for continuation coverage benefits and you shall be required to pay the full COBRA premium. You are required to notify the Company within thirty (30) days of obtaining other medical or dental benefits coverage. Any coverage provided under this Section 2(b) shall be subject to such amendments (including termination) of the coverage available to active participants as the Company shall make from time to time at its sole discretion, including but not limited to changes in covered expenses, employee contributions for premiums, and co-payment obligations, and shall be, to the fullest extent permitted by law, secondary to any other coverage you may obtain from subsequent employment. If the Company’s health plans are self-funded within the meaning of Code Section 105(h), the premiums paid by the Company for coverage shall be treated as taxable income to you.
c.
Outplacement. In respect of the benefits contemplated by Section 2(a)(iii) of the Executive Severance Agreement, the Company shall provide reasonable outplacement services considering your position, mutually agreed upon by you and the Company from those vendors used by Company as of the Date of Termination, for a period of up to twelve (12) months or until subsequent employment is obtained, whichever occurs first.

You acknowledge and agree that the consideration referenced in this Section 2 represents the entirety of the amounts you are eligible to receive as severance pay and benefits from the Company.

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3.
Equity and Other Awards.
a.
Any equity awards granted to you that are outstanding as of the Termination Date shall be subject to the treatment contemplated by the applicable award agreement for a termination other than for death or Disability (as defined in the applicable award agreement) (i.e., any unvested awards shall be forfeited); provided, however, that 13,750 of the unvested restricted stock units subject to your Amended and Restated Performance-Based Restricted Stock Unit Agreement dated as of April 4, 2025, shall become vested on the Termination Date.
b.
In connection with the WHP transaction, you were granted a performance-based cash award, which shall be subject to the treatment contemplated by the letter agreement by and between you and the Company dated March 13, 2026 (the “Success Bonus Agreement”), for a termination without Cause (as defined in the Success Bonus Agreement). Accordingly, you shall be entitled to receive a lump sum cash payment of $1,100,000 in respect of such award within 30 days following the Termination Date.

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